UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 9, 2010

Huntsman Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-32427	42-1648585
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

Huntsman International LLC

(Exact name of registrant as specified in its charter)

Delaware	333-85141	87-0630358
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

500 Huntsman Way
Salt Lake City, Utah	84108
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (801) 584-5700

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement.

On March 9, 2010, Huntsman International LLC (“HI”), a wholly owned subsidiary of Huntsman Corporation (“HC”), entered into a Fifth Amendment to Credit Agreement (the “Amendment”) with JPMorgan Chase Bank, N.A., as successor Administrative Agent and Collateral Agent, and the other financial institutions party thereto, amending certain terms of HI’s existing senior secured credit facilities (the “Credit Facilities”).

Among other things, the Amendment (i) replaces Deutsche Bank AG New York Branch as Administrative Agent, Collateral Agent and UK Security Trustee with JPMorgan Chase Bank, N.A. as Administrative Agent and Collateral Agent and JPMorgan Chase Bank, N.A. or an affiliate thereof as UK Security Trustee, (ii) extends the stated maturity of the revolving facility to March 9, 2014 and provides for optional extensions of such stated maturity date from time to time with the consent of the lenders and subject to certain specified conditions and exceptions, (iii) caps the aggregate amount of the revolving commitments allowable under the revolving facility to an amount up to $300 million, including $225 million currently obtained from the lenders and (iv) reduces the maximum letter of credit sublimit to $75 million (not including existing letters of credit issued by Deutsche Bank AG New York Branch) and the maximum swing line sublimit to $25 million.

Additionally, the Amendment increases the applicable margin range on the revolving loans by 1.75% and increases the commitment fee percentage to a range of 0.50% to 0.75%.  The Amendment also amends the mandatory prepayment provisions of the Credit Facilities to permit the reinvestment of certain insurance and condemnation proceeds in HI’s businesses and provides HI with additional liquidity flexibility by refreshing a portion of the foreign subsidiary investment basket.  Finally, the Amendment modifies the senior secured leverage ratio covenant in the Credit Facilities, with the maximum ratio of senior secured debt to EBITDA (as defined) changing from no more than 5.00 to 1 to no more than 3.75 to 1 when loans or letters of credit (to the extent such letters of credit are not cash collateralized) are outstanding under our revolving facility.

Before the Amendment, an existing covenant waiver from the “revolver” lenders under the Credit Facilities prohibited the repayment of HI’s note payable to HC if there were any revolving loans or swing line loans outstanding under the Credit Facilities or to the extent that such repayment would reduce the outstanding principal amount thereof to an amount less than $525 million.  The Amendment cancelled this waiver.  HI is still prohibited, however, from repaying amounts in respect of the intercompany note if there are any outstanding revolving loans, swing line loans or outstanding letters of credit that are not cash collateralized, unless, before and after giving effect to such payment on a pro forma basis, HI is in compliance with the senior secured leverage ratio covenant.  HI is currently in compliance with the ratio and recently repaid approximately $25 million outstanding under the intercompany note.  HI currently has the ability to repay up to approximately $300 million additional amounts due under the intercompany note in accordance with the limitations and restrictions under the Amendment and anticipates repaying some or all of this amount in the near future.

Item 2.03  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information contained in Item 1.01 is incorporated by reference into this Item 2.03.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HUNTSMAN CORPORATION
HUNTSMAN INTERNATIONAL LLC

/s/ Troy M. Keller
Troy M. Keller
Assistant Secretary

Dated: March 10, 2010